Exhibit 23.02

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-111625) of Guilford Pharmaceuticals Inc. of our report dated January 8, 2004, with respect to the statements of revenue and direct expenses of the Aggrastat® Product Line of Merck & Co., Inc. for each of the years ended December 31, 2000, 2001 and 2002 which were filed as an exhibit to the current report on Form 8-K/A of Guilford Pharmaceuticals Inc. dated January 12, 2004. We also consent to the reference to our Firm under the caption “Experts” included in the registration statement.

/s/ Eisner LLP

New York, New York
March 11, 2004